Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements of Texas Rare Earth Resources Corp., on Form S-8 as filed with the Commission on or about September 23, 2013, (Nos. 333-177665 and 333-191321) of our Report of Independent Registered Public Accounting Firm dated November 11, 2014, relating to the financial statements of Texas Rare Earth Resources Corp. for the years ended August 31, 2014 and 2013.

/s/LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas
November 12, 2014